UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On July 18, 2025, the Hartman Group distributed the following letter to shareholders:

July 18,2025

Dear Shareholders,

On July 8, 2025, Haddock and his Silver Star colleagues issued yet another round of misleading spin. Their pattern is clear: deflect blame, distort facts, and distract shareholders from the destruction they’ve caused.

Let’s set the record straight.

In what can only be described as “Alice in Wonderland” hyperbole and baseless nonsense. As a reminder, Tomkins has been a Silver Star board member since 2009. Haddock and Still have been Silver Star board members since 2020. They cannot credibly claim ignorance. As a public non-traded REIT, the board members’ primary responsibility is setting accurate net asset value (NAV) attributable to shareholders.

Yet their recent public statements leave little doubt about the reliability or veracity of disclosures.

Regarding Silver Star’s net asset value (NAV) attributable to shareholders, I have repeatedly expressed alarm about their conduct and misleading statements. As noted previously, before I was forced out, Silver Star undertook a rigorous analysis of net asset value attributable to shareholders which was thoroughly vetted by the board members. No less than a dozen professionals were actively engaged in the process. Extensive discussions took place over a lengthy period. There was no “deceiving the board” on the NAV. In fact, Haddock and his allies personally approved a NAV of $12.08 per share in 2021—numbers they now falsely claim were “inflated.”

What has really happened under their control is the destruction of shareholder value. After taking power, they lowered the NAV to $6.25 for 2022 in the April 13, 2023 press release filing, seven months after I was no longer there, then further to $2.70 for 2023 in the March 28, 2024 update. Overall, NAV has collapsed by roughly 70% since they assumed control. This is not about “correcting inflated numbers”—it is the direct result of mismanagement and self-serving decisions that have decimated your investment.

If that wasn’t sufficient, they now desperately seek to revise history since taking over. Haddock and his SSP’s colleagues completely failed to view occupancy as a strategic imperative and their haste to sell legacy assets at any price - as the ill-conceived and poorly executed New Direction Plan unveiled itself in the second half of 2024 and early 2025.

Since seizing control, Haddock has pursued a reckless “New Direction Plan” that:

•	Sold legacy assets with an estimated fair value of $550 million for $395.8 million. SSP retained an estimated $80.6 million of legacy assets.

•	Diverted $32.8 million of shareholder funds into storage and leaseholder assets generating an estimated $5.8 million of NOI, barely covering the $5.8 million debt service.

•	They seek to double-down on their ill-advised and risky strategy to further subordinate shareholders, leverage Silver Star’s balance sheet and net operating income.

Meanwhile, Haddock awarded himself 1,000,000 shares at no cost and with no vesting. This is on top of his outsized executive compensation and outrageous profits interest the Executive Committee awarded themselves. Haddock has now turned the 1,000,000 share award into 4,000,000 shares as a result of the recently announced 3:1 “flip in” event. The personal greed and avarice must be stopped.

The truth is clear: he and his allies are stripping Silver Star of its value, credibility, and future while lining their own pockets.

Shareholders deserve leaders who protect—not plunder—their investment.

Haddock will say and do anything to keep power. Do not be fooled or dissuaded. Please vote in favor of Longnecker, Thomas and Hartman. We are committed to returning capital and restoring integrity and accountability at Silver Star.

See the attached proxy letter for more details. Click here to read the full letter.

If you have not voted, call us directly at (619) 664-4780 to vote for the return of your capital or vote the blue proxy from our online e-mail. If you have voted for Silver Star you can now vote the blue proxy card from Hartman Shareholder Alliance and your last vote will count.

Thank you again for staying informed and involved.

If you have any questions, contact us at IR@hartman-investments.com.

Sincerely,

Al Hartman

The Hartman Shareholder Alliance Team

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Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.